AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 5, 1998
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-A

                    FOR REGISTRATION OF CLASSES OF SECURITIES
                      PURSUANT TO SECTION 12(B) OR 12(G) OF
                       THE SECURITIES EXCHANGE ACT OF 1934
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                         URSTADT BIDDLE PROPERTIES INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            MARYLAND                                      04-2458042*
             (STATE                                    (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)                   IDENTIFICATION NUMBER)

                               321 RAILROAD AVENUE
                          GREENWICH, CONNECTICUT 06830
                                 (203) 863-8200
   (Address, including zip code, of registrant's principal executive offices)

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
If this form relates to the  registration       If this form relates to the  registration
of a  class  of  securities  pursuant  to       of a  class  of  securities  pursuant  to
Section  12(b) of the Exchange Act and is       Section  12(g) of the Exchange Act and is
effective pursuant to General Instruction       effective pursuant to General Instruction
A.(c), please check the following box [X]       A.(d), please check the following box: [ ]


Securities  Act  registration  statement file number to which this form relates:
____________________
(If applicable)

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

          TITLE OF EACH CLASS                   NAME OF EACH EXCHANGE ON WHICH
          TO BE SO REGISTERED                   EACH CLASS IS TO BE REGISTERED
          -------------------                   ------------------------------
    Preferred Share Purchase Rights             New York Stock Exchange, Inc.

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

          TITLE OF EACH CLASS                   NAME OF EACH EXCHANGE ON WHICH
          TO BE SO REGISTERED                   EACH CLASS IS TO BE REGISTERED
          -------------------                   ------------------------------
                  NONE                                       NONE

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* I.R.S. Employer  Identification  Number of HRE Properties,  the predecessor to the registrant prior to the Reorganization described in Registration Statement No. 333-19113-01
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



ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     On September 16, 1998, the Board of Directors of Urstadt Biddle Properties Inc. (the "Corporation") adopted a new shareholders' rights plan, and, in connection with the adoption of such plan, declared a dividend distribution of one right (each, a "Right," and collectively, the "Rights") for each outstanding share of Common Stock, par value $.01 per share, of the Corporation (collectively, the "Original Common Shares") and each outstanding share of Class A Common Stock, par value $.01 per share, of the Corporation (such shares, collectively, together with the Original Common Shares, the "Common Shares") to shareholders of record at the close of business on November 13, 1998 (the "Declaration Date"). Except as set forth below, each Right entitles the registered holder to purchase from the Corporation one one-hundredth of a share of Series A Participating Preferred Shares, par value $.01 per share (the "Preferred Shares"), at a price of $65 (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement"), dated as of July 31, 1998, by and between the Corporation and The Bank of New York, as Rights Agent.

     Initially, no separate Right Certificates (defined below) will be distributed, and the Rights will be evidenced, with respect to any Common Shares outstanding on the Declaration Date, by the certificates representing such shares. The Rights Agreement provides that, until the Distribution Date (defined below), the Rights will be transferred with, and only with, certificates for Common Shares. Until the earlier of the Distribution Date and the redemption or expiration of the Rights, new certificates for Common Shares issued after the Distribution Date will contain a notation incorporating the Rights Agreement by reference. The Rights are not exercisable until the Distribution Date and will expire on November 12, 2008, unless earlier redeemed by the Corporation as described below. The "Distribution Date" shall be the earlier to occur of the close of business on the tenth business day following (a) a public announcement that a person or group of affiliated or associated persons (excluding the Corporation or any wholly owned subsidiary thereof, or any employee benefit plan of the Corporation, or any Exempted Person (defined below)) has acquired (an "Acquiring Person"), or obtained the right to acquire, beneficial ownership of 10% or more of the total combined voting power of the outstanding Common Shares (the "Share Acquisition Date"), or (b) the commencement of a tender offer or exchange offer by any person (other than the Corporation, any wholly owned subsidiary of the Corporation or any employee benefit plan thereof, or any Exempted Person) if, upon consummation thereof, such person or group would be the beneficial owner of 30% or more of the then outstanding Common Shares. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (the "Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and, thereafter, such separate Right Certificates alone will evidence the Rights. "Exempted Person" means (A) Charles J. Urstadt; (B) any Immediate Relative of Charles J. Urstadt (defined as his spouse, any of his children or any of their spouses, any of his grandchildren or any of their spouses); or (C) any trust, corporation, partnership, limited liability company or other entity or organization controlled by Charles J. Urstadt or any Immediate Relative of Charles J. Urstadt or in which Charles J. Urstadt or any Immediate Relative of Charles J. Urstadt has any economic, beneficial or other interest.

          If, at any time, (a) the Corporation is the surviving corporation in a merger with an Acquiring Person and the Corporation's Original Common Shares are not changed or exchanged, (b) a person (other than the Corporation, any wholly owned subsidiary of the Corporation or any employee benefit plan thereof, or any Exempted Person), together with its Affiliates and Associates (as defined in the Rights Agreement), becomes an Acquiring Person, (c) an Acquiring Person engages in one or more "self-dealing" transactions as set forth in the Rights Agreement or (d) during such time as there is an Acquiring Person, an event occurs that results in such Acquiring Person's ownership interest being increased by more than one percent (1%), the Rights Agreement provides that proper provision shall be made so that each holder of a Right will thereafter be entitled to receive, upon exercise thereof at the then current exercise price of the Right, Original Common Shares (or, in certain circumstances, cash, property or other securities of the Corporation) having a value equal to two times the exercise price of the Right.

     In the event that (a) the Corporation consolidates or merges with another person and is not the surviving corporation, (b) the Corporation consolidates or merges with another person and is the surviving corporation, but in such transaction its Original Common Shares are changed or exchanged or (c) 50% or more of the Corporation's assets or earning power is sold or transferred, the Rights Agreement provides that proper provision shall be made so that each holder of a Right shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, common shares of the acquiring company having a value equal to two times the exercise price of the Right.

     Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in the third and fourth paragraph hereof, any Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person shall immediately become null and void. The Rights Agreement contains provisions intended to prevent the utilization of voting trusts or similar arrangements that could have the effect of rendering ineffective or circumventing the beneficial ownership rules set forth in the Rights Agreement.

     The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (a) in the event of a dividend of Preferred Shares on, or a subdivision, combination or reclassification of, the Preferred Shares, (b) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for Preferred Shares or securities convertible into Preferred Shares at less than the current market price of the Preferred Shares or (c) upon the distribution to holders of the Preferred Shares of debt securities or assets (excluding regular quarterly cash dividends and dividends payable in Preferred Shares) or of subscription rights or warrants (other than those referred to above).

     At any time after the Declaration Date until the close of business on the tenth business day (a period that can be extended) following the Share Acquisition Date, the Board of Directors of the Corporation (the "Board") may redeem the Rights in whole, but not in part, at a price of $.01 per Right, subject to adjustment (the "Redemption Price"). Thereafter, the Board may only redeem the Rights in certain specified circumstances including in connection with certain events not involving an Acquiring Person or an Affiliate or Associate of an Acquiring Person.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Corporation, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to shareholders or to the Corporation, shareholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Original Common Shares (or other consideration) of the Corporation or for common shares of the Acquiring Person as set forth above.

     Other than those provisions relating to the principal economic terms of the Rights or imposing limitations on the right to amend the Rights Agreement, any of the provisions of the Rights Agreement may be amended by the Board prior to the Distribution Date. Thereafter, the period during which the Rights may be redeemed may be extended by the Board (in order to protect, enhance or clarify the rights and/or benefits of holders of Rights), and other provisions of the Rights Agreement may be amended by action of the Board; provided, however, that no such amendment will adversely affect the interests of holders of Right Certificates (excluding the interests of any Acquiring Person).

     The Rights will cause substantial dilution to any person or group that attempts to acquire the Corporation without the approval of the Corporation's Board. As a result, the overall effect of the Rights may be to render more difficult or discourage certain attempts to acquire the Corporation. Because the Corporation's Board can redeem Rights, the Rights should not interfere with a merger or other business combination approved by the Board of the Corporation.

     A copy of the Rights Agreement is attached hereto as an exhibit and is incorporated herein by reference. The foregoing description of the Rights does not purport to be complete and therefore is qualified in its entirety by reference to such exhibit.

ITEM 2.  EXHIBITS.

     10.1 Rights Agreement, dated as of July 31, 1998, between the Corporation and The Bank of New York, as Rights Agent.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwich, State of Connecticut on November 4, 1998.

                                  URSTADT BIDDLE PROPERTIES INC.

                                  By:   /s/ James R. Moore
                                       ----------------------------------------
                                       James R. Moore,
                                       Executive Vice President,
                                       Chief Financial Officer, Treasurer and
                                       Secretary

                                INDEX TO EXHIBITS

EXHIBITS.

     10.1 Rights Agreement, dated as of July 31, 1998, between the Corporation and The Bank of New York, as Rights Agent.